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                    [Letterhead of CN Biosciences, Inc.]

November 18, 1998


Mark Zimmerman
V.P. and General Manager
Oncogene Research Products
84 Rogers Street
Cambridge, MA

Dear Mark:

This letter agreement shall supplement the Employment Agreement between CN Biosciences, Inc. (the "Company") and you dated November 18, 1998 (the "Employment Agreement").

As consideration for the promises and agreements made by you in the Employment Agreement, and your agreement to remain in employment with the Company through the Effective Date (as defined in the Employment Agreement), as soon as practicable after the Effective Date, the Company will make a lump sum payment to you, less applicable withholdings, of $50,000 if you are still in the employ of the Company on the Effective Date.

Please sign your acceptance of this letter agreement by signing below and returning a copy to the undersigned.

Very truly yours,

/s/ Stelios B. Papadopoulos
-----------------------------
Stelios B. Papadopoulos
Chairman and CEO


Agreed and Accepted this
  18th day of November 1998

/s/ Mark Zimmerman
--------------------
Mark Zimmerman